Exhibit 99.1

PRESS RELEASE

Contact Information

Raining Data Corporation

25A Technology Drive
Irvine, CA 92618
Thomas Lim, Chief Financial Officer
Phone: (949) 442-4400
Fax:     (949) 250-8187
thomas.lim@rainingdata.com

RAINING DATA CORPORATION ANNOUNCES
RECEIPT OF NASDAQ STAFF DEFICIENCY LETTER

IRVINE, CA. — September 19, 2007

Raining Data Corporation (Nasdaq: RDTA) today announced that it has received a Nasdaq Staff Deficiency Letter, dated September 13, 2007, confirming that, as a result of Richard Smith’s resignation from the Company’s Board of Directors, the Company no longer complies with Nasdaq’s independent director and audit committee requirements for continued listing as set forth in Marketplace Rule 4350.

Raining Data previously notified Nasdaq that as a result of Richard Smith’s resignation from its Board of Directors, Raining Data is no longer in compliance with Marketplace Rules 4350(c)(1) and 4350(d)(2)(A) because it no longer has a majority of independent directors nor does it have at least three members on its Audit Committee, respectively.  Nasdaq has confirmed that, consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), Raining Data will be provided with a cure period until the earlier of its next annual stockholders’ meeting or August 3, 2008, or, if the next annual stockholders’ meeting is held before January 30, 2008, then Raining Data must provide evidence of compliance no later than January 30, 2008.  The letter also states that in the event Raining Data does not regain compliance within this period, Raining Data will receive written notice that its securities will be delisted.  Raining Data intends to identify a suitable candidate to fill the vacancy on its Board of Directors and Audit Committee so that the Company can regain compliance under Marketplace Rules 4350(c)(1) and 4350(d)(2)(A) within the prescribed cure period.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, offers enterprise-grade XML database management and information aggregation software solutions and has been providing reliable data management and rapid application deployment solutions for ISVs and developers of database applications for more than three decades. Raining Data’s flagship products include: 1) The High-performance TigerLogic® XML Data Management Server (XDMS), which provides flexible, scalable and extensible XML data storage as well as query and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity across heterogeneous enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) Powerful Pick® Universal Data Model (Pick UDM) based database management systems and components, including D3®, mvEnterprise® and mvBase® that are the choice of more than a thousand application developers worldwide and .NET Integration components including the Pick Data Provider for .NET and the Pick Reporting Services Connector; and 3) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

Raining Data’s installed customer base includes more than 500,000 active users representing over 20,000 customer sites worldwide, with a significant base of diverse vertical applications.   With more than 100 employees and contractors worldwide, Raining Data offers 24x7 customer support services and maintains a strong international presence. More information about Raining Data Corporation and its products can be found at www.rainingdata.com.